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EXHIBIT 99

PRESS RELEASE
FOR IMMEDIATE RELEASE
DECEMBER 9, 1996

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First Interstate BancSystem of Montana, Inc. (FIBM), the Billings-based bank holding company, announced today that it has reached agreement to purchase the Mountain Bank with offices in Whitefish and Evergreen, MT.

According to FIBM President Tom Scott, "We are excited about the prospect of serving the Whitefish and Evergreen markets. It complements our recent acquisition of First Interstate Bank in Kalispell and expands our presence in the Flathead area. As part of our bank system, the customers of Mountain Bank will be provided with a new level of convenience, service, and technology. We are the largest Montana-based bank in the state and are very well-capitalized. We are dedicated to provide our customers with an exemplary level of service and to reinvest in the communities we serve. The "community bank" philosophy is the backbone of our operating strategy."

FIBM is a privately owned banking organization that currently operates 16 Montana First Interstate Bank offices in Billings, Missoula, Bozeman, Livingston, Gardiner, Great Falls, Kalispell, Cut Bank, Miles City, Colstrip, and Hardin and 9 Wyoming offices in Sheridan, Gillette, Buffalo, Casper, Riverton, Laramie, and Greybull. FIBM's assets are approximately $2 billion.

Mountain Bank is currently owned by Mountain Bank Systems, Inc. The bank is approximately $68 million in assets and was established in 1964.

Jerry James, President of Mountain Bank, stated, "The quality of service our customers have grown accustomed to has just been improved. We have merged the leading banking institution in the North Valley with the largest Montana-based bank in the state. FIBM's philosophy of community based banking is a perfect match with ours. With our quality staff and First Interstate's size, Mountain Bank's customers can look forward to even better individualized service."

Completion of the purchase and name change of the bank to First Interstate Bank is expected soon.
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FOR FURTHER INFORMATION CALL:
Neil Klusmann, Vice President
First Interstate BancSystem of Montana, Inc.
(406)255-5308 FAX (406)255-5350

Jerry James, President
Mountain Bank, Whitefish
(406)862-2551 FAX (406)862-1282